Exhibit 99.1

FOR IMMEDIATE RELEASE

Former FINRA Head Richard G. Ketchum to Join MarketAxess Board of Directors

NEW YORK, February 2, 2017 – Richard G. Ketchum, former Chairman and CEO of the Financial Industry Regulatory Authority (FINRA), has been elected to the Board of Directors of MarketAxess Holdings Inc. (NASDAQ: MKTX), effective April 1, 2017. MarketAxess is the operator of a leading electronic trading platform for fixed-income securities, the provider of market data and post-trade services for the global fixed-income markets, and a pioneer in the Open TradingTM model.

In announcing the appointment, MarketAxess Chairman and CEO Rick M. McVey said: “Rick Ketchum is one of the most widely respected regulatory authorities in the securities industry, with decades of relevant experience for our business. We will benefit greatly from his knowledge and insight during this period of accelerating adoption of electronic trading and significant regulatory change in global financial markets.”

Mr. Ketchum has held a range of senior regulatory positions in the financial industry over three decades. Prior to becoming FINRA’s CEO and Chairman, he served as non-executive Chairman of its Board of Governors. He previously spent 12 years at the NASD and NASDAQ, where he served as President of both organizations. Prior to joining NASD and NASDAQ, Mr. Ketchum spent 14 years at the Securities and Exchange Commission (SEC), with eight of those years as director of the division of Market Regulation.

“MarketAxess is at the forefront of important technology and market structure advancements for the fixed income markets,” said Ketchum. “It’s an exciting time for the fixed income industry as new sources of liquidity and transparency emerge to create a stronger foundation for secondary trading. I’m excited to join Rick and the rest of the MarketAxess board in advancing changes that strengthen the efficiency and liquidity of global credit markets.”

Earlier in his career, Mr. Ketchum was General Counsel of the Corporate and Investment Bank of Citigroup. He has also served as CEO of NYSE Regulation and the Chairman of the World Federation of Exchanges’ regulatory committee.

Mr. Ketchum earned his J.D. from the New York University School of Law and his B.A. from Tufts University. He is a member of the Bar in both New York and the District of Columbia.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,100 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

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Media Relations Contacts:

Mary Sedarat

MarketAxess Holdings Inc.

+1-212-813-6226